Equinor 2023 Oil and gas reserves report

Equinor 2023 Oil and gas reserves report

2023 Oil and gas reserves report

Equinor 2023 Oil and gas reserves report

Contents
3 Introduction
4 Proved oil and gas reserves
14 Preparation of reserves estimates
15 Operational statistics
18 Delivery commitments
19 Entitlement production
20 Supplementary oil and gas information (unaudited)
30 Terms

and abbreviations

Equinor 2023 Oil and gas reserves report

Introduction

About the report
This report presents Equinor`s proved oil and gas reserves

as of 31 December 2023. Proved oil and

gas reserves are those quantities of

oil
and gas, which, by analysis of geoscience and

engineering data, can be estimated with reasonable

certainty to be economically producible—
from a given date forward, from known reservoirs,

and under existing economic conditions, operating

methods, and government regulations—
prior to the time at which contracts providing

the right to operate expire, unless evidence

indicates that renewal is reasonably certain,
regardless of whether deterministic or probabilistic methods are used for the estimation. The project to

extract the hydrocarbons must have
commenced or the operator must be reasonably certain

that it will commence the project within a

reasonable time.
In alignment with industry practice and regulatory requirements,

we report operational performance and supplementary

oil and gas information
(unaudited). Numbers have been prepared

in accordance with the definitions of reserves

to be used in filings with the US Securities and
Exchange Commission (SEC) contained in Rule

4-10(a) (1)-(32) of the SEC’s Regulation S-X. All numbers

are internal estimates produced by
Equinor. Estimates of reserves may change over time as further production history and additional information becomes available.

The
determination of these reserves estimates is part of an

ongoing process subject to continual revision. Moreover, identified reserves

and
contingent resources that may become proved

in the future are excluded from the estimates of

proved reserves provided in this report.
This report is included as Exhibit 15.5 to the 2023 Annual report on Form 20- F.

Equinor 2023 Oil and gas reserves report

Operational performance
Proved oil and gas reserves
Proved oil and gas reserves were estimated to be 5,214
1

million boe at year end 2023, compared to 5,191 million boe at the end of
2022.
Changes in proved reserves estimates are most commonly the result of revisions of estimates due to observed production
performance or changes in prices or costs, extensions of proved areas through drilling activities or the inclusion of proved reserves in
new discoveries through the sanctioning of new development projects. These changes are the result of continuous business
processes and can be expected to continue to affect proved reserves estimates in the future.
Proved reserves can also be added or subtracted through purchases and sales of reserves-in-place or factors outside management
control.
Changes in product prices can affect the quantities of oil and gas that can be recovered from the accumulations. Higher oil and gas
prices will normally allow more oil and gas to be recovered, while lower prices will normally result in reduced recovery. However, for
fields with production sharing agreements (PSA), higher prices may result in reduced entitlement to produced volumes and lower
prices may result in increased entitlement to produced volumes. These described changes are included in the revisions and improved
recovery category in the tables that follow in this report.
The principles for booking proved gas reserves are limited to contracted gas sales or gas with access to a robust gas market.
Equinor prepares its disclosures for oil and gas reserves and certain other supplemental oil and gas disclosures by geographical area,
as required by the SEC. The geographical areas are defined by country and continent. In 2023 these are Norway, Eurasia excluding
Norway, Africa, the USA and the Americas excluding USA.
In Norway and other countries where there is a reasonable certainty that the authorities will approve the plan for development and
operation (PDO), Equinor recognises reserves as proved undeveloped reserves when the PDO is submitted to the authorities.
Otherwise, reserves are generally booked as proved undeveloped reserves when regulatory approval is received, or when such
approval is imminent. Undrilled well locations in onshore assets in the USA are generally booked as proved undeveloped reserves
when a development plan has been adopted and the well locations are scheduled to be drilled within five years.
Approximately 83% of Equinor’s proved reserves are located in countries that are members of the Organisation of Economic Co-
Operation and Development (OECD). Norway is by far the most important contributor in this category, followed by the USA. Of
Equinor's total proved reserves, 5% are related to PSAs in non-OECD countries such as Angola, Brazil, Azerbaijan, Algeria,

Libya and
Nigeria. Other proved non-OECD reserves are related to concession fields in Brazil and Argentina,

representing together 12% of
Equinor's total proved reserves.
1

Volumes related to the planned exit from Azerbaijan are included in the proved oil and gas reserves at year end 2023.

Equinor 2023 Oil and gas reserves report

1

Volumes related to the planned exit from Azerbaijan are included in the proved oil and gas reserves at year end 2023.

Equinor 2023 Oil and gas reserves report

Changes in proved reserves in 2023
The total volume of proved reserves increased by 23 million boe in 2023.
Change in proved reserves
For the year ended 31 December
(in million boe) 2023 2022 2021
Revisions and improved recovery

232 344 596
Extensions and discoveries 507 278 306
Purchases of reserves-in-place 31 36 -
Sales of reserves-in-place (35) (128) (96)
Total reserve additions 734 530 806
Production (711) (695) (710)
Net change in proved reserves 23 (165) 96
Revisions and improved recovery
Revisions of previously booked reserves, including the effect of improved recovery, increased the proved reserves by net 232 million boe in 2023. The increase is the result of 366 million boe in positive revisions and increased recovery, partially offset by 135 million boe in negative revisions. Many producing assets had positive revisions due to better performance,

new drilling targets
and improved recovery measures, as well as reduced uncertainty due to further drilling and production experience. Increased
entitlement volumes from several fields with PSAs added to the positive revisions. The negative revisions were mainly related to
unforeseen events and operational challenges resulting in reduced production potential on some assets. The negative revisions also
included a direct effect of lower commodity prices, decreasing the proved reserves by approximately 17 million boe through decreased
economic lifetime on several assets.
Extensions and discoveries
A total of 507 million boe of new proved reserves were added through extensions and discoveries.

The Raia field in Brazil, the
Rosebank field in the United Kingdom (UK) and the Sparta field in the USA are the main contributors in this category and are included
in the proved reserves for the first time this year. In addition, this category includes extension of the proved area through continuous drilling of new wells in previously undrilled areas in the Appalachian basin assets in the

USA and in Argentina.
Purchases and sales of reserves-in-place
A total of 31 million boe of proved reserves were added through the purchase of Suncor Energy

UK Limited in 2023 which included a
working interest in the producing Buzzard field.
A total of 35 million boe of sales of reserves-in-place in 2023 are related to the sale of a 28% working interest in the Statfjord area on the Norwegian continental shelf (NCS) and the sale of our interests in the Corrib field in Ireland.

Equinor 2023 Oil and gas reserves report

In the fourth quarter of 2023, Equinor entered into an agreement to divest our interests in the Azeri-Chirag-Gunashli (ACG) field in
Azerbaijan. Closing is subject to regulatory and contractual approvals and is expected to take place in mid 2024. The sale will result in
an estimated reduction in proved reserves of approximately 45 million boe.
Production
The 2023 entitlement production was 711 million boe, compared to 695 million boe in 2022. The increase was mainly due to ramp up to plateau production at the Johan Sverdrup field in Norway and the Peregrino field in

Brazil.

Equinor 2023 Oil and gas reserves report

Development of reserves

In 2023, 325 million boe were matured from proved undeveloped to proved developed reserves mainly due to continued drilling in
major offshore assets, Johan Sverdrup being the largest contributor, and in the Appalachian basin in the USA. The production start of
Vito in the USA in addition to Breidablikk and Bauge in Norway added to the maturation of proved undeveloped reserves. The positive
revision and improved recovery of proved undeveloped reserves of 90 million boe is related to large offshore fields in Norway such as
the Oseberg area, Visund, Johan Sverdrup and Snorre due to continued high activity level and planned future infill wells. Finally, 475
million boe was added to proved undeveloped reserves through extensions and discoveries. The largest additions in this category are
related to the sanctions of Raia in Brazil, Rosebank in the UK and Sparta in the USA, in addition to further development in the
Appalachian basin.

In 2022, 241 million boe were matured from proved
undeveloped to proved developed reserves. Continued
drilling in the Appalachian basin in the USA and on
major offshore assets in addition to the production
start of Askeladd (Snøhvit), Johan Sverdrup Phase
2 and Peregrino Phase 2 contributed to the major
portion of maturation of proved undeveloped to proved
developed reserves in 2022. Smaller volumes are
related to individual assets world-wide. The positive
revision and improved recovery of proved developed
reserves of 322 million boe is related to increased
economic lifetime at some fields, increased activity
levels, higher commodity prices and implementation
of improved recovery projects. Finally, 256 million boe
was added to proved undeveloped reserves through
extensions and discoveries, the largest of these being
Munin and Halten Øst in Norway, in addition to further
development in the Appalachian basin in the USA.
In 2021, 881 million boe were matured from proved undeveloped to proved developed reserves. Production start of the Troll Phase 3
project and the Martin Linge field added more than 600 million boe to the proved developed reserves. Continued drilling in the
Appalachian basin in the USA and in the Oseberg, Johan Sverdrup, and Snorre fields in Norway increased the proved developed
reserves by 180 million boe during 2021. The remaining 100 million boe of the matured volume was related to a wide range of activities on assets world-wide. The positive revisions of both proved developed reserves of

471 million boe and proved undeveloped
reserves of 125 million boe were related to higher commodity prices, increasing economic lifetime at some fields, as well as increased
activity levels. Undeveloped extensions and discoveries of 269 million boe were dominated by the onshore assets in the Appalachian
basin and in Argentina, together with the Bacalhau field in Brazil and the Johan Castberg field in Norway.
Equinor has matured 2,123 million boe of proved undeveloped reserves to proved developed reserves over the last five years.

Development of proved reserves
2023 2022 2021
(in million boe)
Total
proved
reserves Developed Undeveloped
Total
proved
reserves Developed Undeveloped
Total
proved
reserves Developed Undeveloped
At 1 January 5,191 3,672 1,519 5,356 3,818 1,538 5,260 3,222 2,038
Revisions and improved
recovery
232 141 90 344 322 22 596 471 125
Extensions and discoveries 507 31 475 278 22 256 306 37 269
Purchases of reserves-in-place 31 31 1 36 29 7 - - -
Sales of reserves-in-place (35) (30) (5) (128) (66) (62) (96) (83) (13)
Production (711) (711) - (695) (695) - (710) (710) -
Moved from undeveloped to
developed
- 325 (325) - 241 (241) - 881 (881)
At 31 December 5,214 3,459 1,755 5,191 3,672 1,519 5,356 3,818 1,538

Equinor 2023 Oil and gas reserves report

Proved developed and undeveloped reserves
At 31 December 2023
Oil and
condensate NGL Natural gas
Total oil and
gas

(mmboe) (mmboe) (mmmcf) (mmboe)
Developed
Norway 720 124 9,131 2,470
Eurasia excluding Norway 57 1 16 61
Africa 107 7 70 126
USA 201 51 1,859 583
Americas excluding USA 211 - 42 219
Total proved developed reserves 1,296 182 11,118 3,459
Undeveloped
Norway 426 57 2,175 871
Eurasia excluding Norway 156 2 55 168
Africa 16 1 4 18
USA 79 10 408 162
Americas excluding USA 410 - 710 537
Total proved undeveloped reserves 1,089 69 3,353 1,755
Total proved reserves 2,384 251 14,471 5,214
As of 31 December 2023, the total proved undeveloped reserves amounted to 1,755 million boe,

close to 50% of which are related to
fields in Norway. The Oseberg area, Snøhvit and Johan Sverdrup fields, which have continuous development activities, together with fields not yet in production, such as Johan Castberg, Munin and Ormen Lange Phase

3, have the largest proved undeveloped
reserves in Norway. The largest assets with proved undeveloped reserves outside Norway, are Raia, Bacalhau, Peregrino and
Roncador in Brazil, Rosebank and Mariner in the UK, Sparta and the Appalachian

basin in the USA, and ACG in Azerbaijan. All these
assets are either currently in the production phase or will start production within the next five years.
For assets with proved reserves where production has not yet started, investment decisions have already been sanctioned and
investments in infrastructure and facilities have commenced. There are no material development projects, that would require a
separate future investment decision by management, included in our proved reserves estimates.

Some offshore development
activities will take place more than five years from the disclosure date on many assets, but these are mainly related to incremental
type of spending, such as drilling of additional wells from existing facilities, in order to secure continued production.
For projects under development, the Covid-19 pandemic impacted the progress due to personnel limitations on offshore as well as
onshore facilities and yards. The pandemic has delayed production start at the Johan Castberg field in Norway. The field was
originally planned to start production in 2022, four years after the field development was sanctioned,

but the start-up is delayed to the
fourth quarter of 2024.
For our onshore assets, all proved undeveloped reserves are limited to wells that are scheduled to be drilled within five years.
In 2023, Equinor incurred USD 8.1 billion in development costs relating to assets carrying proved reserves, of which USD 6.7 billion
was related to proved undeveloped reserves.

Equinor 2023 Oil and gas reserves report

Reserves replacement
The reserves replacement ratio is defined as the net amount of proved reserves added for a given period divided by produced
volumes in the same period.
The 2023 reserves replacement ratio was 103%

and the corresponding three-year average was 98%, compared to 76% and 62%
respectively at the end of 2022.
The organic reserves replacement ratio, excluding sales and purchases, was 104% in 2023 compared to

89% in 2022. The organic
three-year average replacement ratio was 107% at the end of 2023 compared to 70% at the end of 2022.
Reserves replacement ratio
For the year ended 31 December
2023 2022 2021
Annual 103% 76% 113%
Three-year-average 98% 62% 61%

Equinor 2023 Oil and gas reserves report

Proved reserves by region
Proved reserves in Norway
A total of 3,341 million boe was recognised as proved reserves on the NCS, representing

64% of Equinor's total proved reserves at
year end 2023. Of these, 2,923 million boe are related to fields and field areas currently in production, 95% of which is operated by
Equinor.
Production experience, further drilling and improved recovery on many of Equinor’s producing fields contributed with positive revisions
of 241 million boe in 2023. Negative revisions totalled 85 million boe and were mainly related to reduced well performance as well as
operational challenges on some fields, and lower commodity prices. A total of 25 million boe of sales of reserves-in-place are related
to the sale of a 28% working interest in the Statfjord area.
Of total proved reserves on the NCS, 2,470 million boe (74%) are proved developed reserves at year end 2023. Of the total proved
reserves in this region, 60% are gas reserves mainly related to large fields such as Troll, the Oseberg area, Snøhvit, Ormen

Lange,
Visund, Tyrihans and Aasta Hansteen, and 40% are liquid reserves mainly related to large fields such as Johan Sverdrup, Johan
Castberg, Snorre, the Oseberg area, the Gullfaks area and Munin.

Proved reserves in Eurasia excluding Norway
A total of 229 million boe was recognised as proved reserves in the UK and Azerbaijan
2

at year end 2023. Eurasia excluding Norway
represents 4% of Equinor's total proved reserves. All fields in this region except for Rosebank are in the production phase at year end.
The sanctioning of the Rosebank field in 2023 added a total of 117 million boe in the extensions and discoveries category. A total of
31 million boe of new proved reserves were added through the purchase of Suncor Energy UK

Limited in 2023 which included a
working interest in the producing Buzzard field. The sale of our interest in the Corrib field in Ireland in

2023 resulted in a reduction of
proved reserves of 11 million boe.
Of total proved reserves in Eurasia excluding Norway,

61 million boe (27%) are proved developed reserves at year end 2023. Of the total proved reserves in this region, 94% are liquid reserves mainly related to larger fields such as Rosebank,

ACG and Mariner, and
6% are gas reserves mainly related to the Rosebank field and the UK part of the Statfjord field.
2

Volumes related to the planned exit from Azerbaijan are included in the proved oil and gas reserves at year end 2023.

Equinor 2023 Oil and gas reserves report

Proved reserves in Africa
A total of 144 million boe was recognised as proved reserves in PSAs in Angola, Algeria,

Libya and Nigeria at year end 2023. Angola
and Algeria are the primary contributors to the proved reserves in this region. Africa represents

3% of Equinor's total proved reserves.
All fields in this region are currently producing. Net positive revisions increased the proved reserves by 34 million boe in 2023, mainly related to positive reservoir performance and new wells. Lower commodity prices increased the proved reserves in Africa by 9 million boe due to increased entitlement to produced volumes.
Of total proved reserves in Africa, 126 million boe (88%) are proved developed reserves at year end 2023. Of the total proved
reserves in this region,

91% are liquid reserves mainly related to large oil fields such as CLOV,

Agbami and In Amenas,

and 9% are
gas reserves related to the In Salah field.

Proved reserves in the USA
A total of 745 million boe was recognised as proved reserves related to both onshore and offshore assets in the

USA at year end
2023. The USA represents 14% of Equinor's total proved reserves. All assets in this region except for Sparta are in the production
phase at year end.
Most of the onshore and offshore assets in the USA are mature assets and on decline. New wells extending the
proved areas in the USA onshore assets and the sanctioning of the Sparta field in 2023,

added a total of 147 million boe in the
extensions and discoveries category. The revisions and improved recovery category increased the proved reserves by net 18 million boe. Better performance on some fields in the Gulf of Mexico area increased the proved reserves by 62 million boe, while reduced
activity level on some onshore assets in the USA reduced the proved reserves by 44 million boe.
Of total proved reserves in the USA, 583 million boe (78%) are proved developed reserves at year end 2023. Of the total proved
reserves in this region,

54% are gas reserves mainly related to the Appalachian basin, and 46% are liquid reserves mainly related to
the offshore fields Sparta, Caesar-Tonga and St. Malo in addition to the Appalachian basin.

Equinor 2023 Oil and gas reserves report

Equinor 2023 Oil and gas reserves report

Proved reserves in the Americas excluding USA
A total of 756 million boe was recognised as proved reserves in the Americas excluding

USA at year end 2023. Four fields are located
offshore Brazil, two fields offshore Canada and one field onshore in Argentina. The Americas excluding USA represents 14% of
Equinor's total proved reserves. All fields in this region except for Bacalhau and Raia are in the production phase at year end. The
sanctioning of the Raia field in 2023, added a total of 215 million boe in the extensions and discoveries category.

Of total proved reserves in the Americas excluding USA, 219 million boe (29%) are proved developed reserves at year end 2023. Of
the total proved reserves in this region, 82% are liquid reserves mainly related to large oil fields such as Bacalhau, Peregrino,

Raia
and Roncador, and 18% are gas reserves mainly related to the Raia field.

Equinor 2023 Oil and gas reserves report

Preparation of reserves estimates
Equinor's annual reporting process for proved reserves is coordinated by a central corporate reserves management

(CRM) team
consisting of qualified professionals in geosciences, reservoir and production technology and financial evaluation. The team has an
average of 26 years' experience in the oil and gas industry. CRM reports to the senior vice president of accounting and financial compliance in the Chief financial officer organisation and is independent of the exploration and production business areas. All the
reserves estimates have been prepared by Equinor's technical staff.
Although the CRM team reviews the information centrally, each asset team is responsible for ensuring compliance with the requirements of the SEC and Equinor's corporate standards. Information about proved oil and gas reserves, standardised measures
of discounted net cash flows related to proved oil and gas reserves and other information related to proved oil and gas reserves, is
collected from the local asset teams and checked by CRM for consistency and conformity with applicable standards. The final
numbers for each asset are quality-controlled and approved by the responsible asset managers,

before aggregation to the required
reporting level by CRM.
The person with primary responsibility for overseeing the preparation of the reserves estimates is the manager of the CRM team. The
person who currently holds this position has a bachelor's degree in earth sciences from the University of Gothenburg, and a master's
degree in petroleum exploration and exploitation from Chalmers University of Technology in Gothenburg, Sweden. She has 38 years'
experience in the oil and gas industry, 37 of them with Equinor. She is a member of the Society of Petroleum Engineering (SPE) and of the UNECE Expert Group on Resource Management (EGRM).

DeGolyer and MacNaughton report
Petroleum engineering consultants DeGolyer and MacNaughton have carried out an independent evaluation of Equinor’s

proved
reserves as of 31 December 2023 using data provided by Equinor. The evaluation accounts for 100% of Equinor's proved reserves.
The aggregated net proved reserves estimates prepared by DeGolyer and MacNaughton do not differ materially from those prepared
by Equinor when compared on the basis of net equivalent barrels.
A report of third party summarising this evaluation is included as Exhibit 15.3 in the annual report on Form 20-F for 2023.
Net proved reserves
Oil and
condensate NGL/LPG Natural gas
Oil equivalent

At 31 December 2023 (mmboe) (mmboe) (mmmcf) (mmboe)
Estimated by Equinor 2,384 251 14,471 5,214
Estimated by DeGolyer and MacNaughton 2,447 280 15,105 5,418

Equinor 2023 Oil and gas reserves report

Operational statistics
Developed and undeveloped oil and gas acreage
Total

gross and net developed and undeveloped oil and gas acreage, in which Equinor had interests at 31 December 2023, are
presented in the table below.
Total developed and undeveloped oil and gas acreage
At 31 December 2023 (in thousands of acres) Norway
Eurasia
excluding
Norway Africa USA
Americas
excluding
USA Total
Developed acreage

- gross
1
913 45 847 404 259 2,468
- net
2
367 14 267 100 63 811
Undeveloped acreage

- gross
1
9,694 1,555 7,154 1,647 22,223 42,274
- net
2
4,609 813 2,372 676 9,919 18,389
1) A gross value reflects the acreage in which

Equinor has a working interest.
2) The net value corresponds to the sum of

the fractional working interests owned by

Equinor in the same acreage.
Equinor’s largest concentrations of net developed acreage in Norway are in the Troll, Oseberg Area, Snøhvit, Ormen Lange and
Johan Sverdrup fields. In Africa, the Algerian gas development projects In Amenas and In Salah represent the largest concentrations
of net developed acreage. In the USA, the Appalachian basin assets represent the largest net developed acreage.
The largest concentration of net undeveloped acreage is in Argentina, which represents 35% of

Equinor’s total net undeveloped
acreage, followed by Norway and Canada.

Equinor holds acreage in numerous concessions, blocks and leases. The terms and conditions regarding expiration dates vary
significantly from property to property. Work programs are designed to ensure that the exploration potential of any property is fully evaluated before expiration.

Acreage related to several of these concessions, blocks and leases are scheduled to expire within the next three years. Most of the
undeveloped acreage that will expire within the next three years, is related to early exploration activities where no production is
expected in the foreseeable future. The expiration of these concessions, blocks and leases will therefore not have any material impact
on our proved reserves. Any acreage which has already been evaluated to be non-profitable may be relinquished prior to the current
expiration date. In other cases, Equinor may decide to apply for an extension if more time is needed to fully evaluate the potential of
the properties. Historically, Equinor has generally been successful in obtaining such extensions.

Equinor 2023 Oil and gas reserves report

Productive oil and gas wells
The number of gross and net productive oil and gas wells, in which Equinor had interests at 31 December 2023, are presented in the
table below.
The gross and net number of oil wells has increased from last year mainly due to the purchase of

Suncor Energy UK Limited which
included a working interest in the producing Buzzard field and continued drilling in Argentina.

The gross and net number of gas wells
has increased from last year mainly due to continued drilling in the Appalachian basin onshore assets in the USA.
The total gross number of productive wells at year end 2023 includes 324 oil wells and 13 gas wells with multiple completions or wells
with more than one branch.
Number of productive oil and gas wells
At 31 December 2023 Norway
Eurasia
excluding
Norway Africa USA
Americas
excluding
USA Total
Oil wells - gross
1
784 201 482 78 266 1811
- net
2
312 47 74 25 80 538
Gas wells - gross
1
240 0 119 2572 0 2931
- net
2
105 0 46 493 0 644
1) A gross value reflects the number of wells in which

Equinor owns a working interest.
2) The net value corresponds to the sum of

the fractional working interests owned by

Equinor in the same gross wells.

Equinor 2023 Oil and gas reserves report

Net productive and dry oil and gas wells drilled
The following table presents the number of net productive and dry exploratory and development oil and gas wells drilled and
completed or abandoned over the past three years. Productive wells include exploratory wells in which hydrocarbons were
discovered, and where drilling or completion has been suspended pending further evaluation. A dry well is a well found to be
incapable of producing sufficient quantities to justify completion as an oil or gas well. Dry development wells are mainly injector wells,
but also include drilled and permanently abandoned wells.
Number of net productive and dry oil and gas wells drilled
1
Norway
Eurasia

excluding
Norway Africa USA
Americas
excluding
USA Total
Year 2023
Net productive and dry exploratory wells drilled 10.0 - - 1.4 2.0 13.5
- Net dry exploratory wells 4.4 - - 0.9 - 5.3
- Net productive exploratory wells 5.7 - - 0.5 2.0 8.1
Net productive and dry development wells drilled 34.8 4.7 5.6 25.3 13.7 84.1
- Net dry development wells 1.1 1.4 0.5 0.6 1.7 5.2
- Net productive development wells 33.6 3.3 5.1 24.8 12.0 78.9
Year 2022
Net productive and dry exploratory wells drilled 6.7 - 0.3 0.5 5.1 12.6
- Net dry exploratory wells 4.5 - 0.2 0.5 2.1 7.3
- Net productive exploratory wells 2.2 - 0.1 - 3.0 5.3
Net productive and dry development wells drilled 35.4 5.4 4.0 27.6 12.3 84.7
- Net dry development wells 6.4 1.8 0.9 - 0.1 9.2
- Net productive development wells 28.9 3.6 3.1 27.6 12.2 75.5
Year 2021
Net productive and dry exploratory wells drilled 7.4 0.5 - - 0.6 8.5
- Net dry exploratory wells 4.0 0.5 - - 0.6 5.0
- Net productive exploratory wells 3.5 - - - - 3.5
Net productive and dry development wells drilled 38.8 26.6 2.0 19.7 8.5 95.6
- Net dry development wells 8.3 8.6 0.4 - 0.4 17.8
- Net productive development wells 30.5 18.0 1.5 19.7 8.1 77.8
1) The net value corresponds to the sum of

the fractional working interests owned by

Equinor in the same gross wells.

Equinor 2023 Oil and gas reserves report

Exploratory and development drilling in process
The following table presents the number of gross and net exploratory and development oil and gas wells in the process of being
drilled, or drilled but not yet put on stream at 31 December 2023.
Number of wells in progress
At 31 December 2023 Norway
Eurasia
excluding
Norway Africa USA
Americas
excluding
USA Total
Exploratory wells - gross
1
3.0 - - 1.0 1.0 5.0
- net
2
1.3 - - 0.5 0.4 2.1
Development wells - gross
1
27.0 10.0 10.0 47.0 45.0 139.0
- net
2
11.2 3.4 2.6 4.3 13.8 35.3
1) A gross value reflects the number of wells in which

Equinor owns a working interest.
2) The net value corresponds to the sum of

the fractional working interests owned by Equinor

in the same gross wells.
Delivery commitments
Equinor is responsible for managing, transporting and selling the Norwegian State's oil and gas from the NCS on behalf of the
Norwegian State's direct financial interest (SDFI). These reserves are sold in conjunction with Equinor’s own reserves. As part of this
arrangement, Equinor delivers gas to customers under various types of sales contracts. In order to meet the commitments, a field
supply schedule is utilised to ensure the highest possible total value for Equinor and SDFI's joint portfolio of oil and gas.
Equinor’s and SDFI's delivery commitments under bilateral agreements for the calendar years

2024, 2025, 2026

and 2027

expressed
as the sum of expected gas off-take, are equal to 50.6, 39.5, 26.8 and 18.7 bcm, respectively.
Equinor’s currently developed gas reserves on the NCS are more than sufficient to meet our share of these commitments for the next
four years.
Any remaining volumes after covering our delivery commitments under the bilateral agreements, will be sold through trading activities
at the hubs.

Equinor 2023 Oil and gas reserves report

Entitlement production
The following tables present Equinor's Norwegian and international entitlement production of oil, condensate, NGL and natural gas for
the periods indicated. The stated production volumes are the volumes to which Equinor is entitled,

pursuant to conditions laid down in
licence agreements and PSAs. The production volumes are net of royalty oil paid in-kind, and of gas used for fuel and flaring.
Production is based on proportionate participation in assets with multiple owners and does not include production of the Norwegian
State's oil and gas. NGL includes both LPG and naphtha. From 2023 all our assets are classified as consolidated companies. For
further information on production volumes see section Terms and abbreviations.
Entitlement production
Consolidated companies Equity accounted
Norway
Eurasia
excluding
Norway Africa USA
Americas
excluding
USA Subtotal
Eurasia
excluding
Norway
Americas
excluding
USA Subtotal Total
Oil and condensate (mmboe)
2023 202 15 32 40 39 327 - - - 327
2022 188 11 32 33 23 287 1 3 4 291
2021 200 15 32 37 19 303 5 2 7 310
NGL (mmboe)
2023 29 0 2 10 - 42 - - - 42
2022 34 0 2 8 - 45 - - - 45
2021 38 0 3 9 - 49 - - - 49
Natural gas (mmmcf)
2023 1,515 5 32 357 11 1,920 - - - 1,920
2022 1,608 23 28 346 7 2,012 0 2 3 2,015
2021 1,500 20 41 396 8 1,966 3 1 5 1,971
Sum of oil, condensate, NGL and natural gas

(mmboe)
2023 501 16 40 114 41 711 - - - 711
2022 508 16 40 103 24 691 1 3 5 695
2021 505 18 42 117 20 703 6 2 8 710
The Troll field in Norway is the only field containing more than 15% of the estimated total proved reserves based on barrels of oil
equivalent.

For the year ended 31 December
Troll entitlement production 2023 2022 2021
Troll field

Oil and condensate (mmboe) 4 7 8
NGL (mmboe) 2 2 2
Natural gas (mmmcf) 399 427 403
Sum of oil, condensate, NGL and natural gas

(mmboe)
78 85 82

Equinor 2023 Oil and gas reserves report

Supplementary oil and gas information (unaudited)
In accordance with the US Financial Accounting Standards Board Accounting Standards

Codification "Extractive Activities - Oil and
Gas" (Topic 932), Equinor is reporting certain supplemental disclosures about oil and gas exploration and production operations.
While this information is developed with reasonable care and disclosed in good faith, it is emphasised that some of the data is
necessarily imprecise and represents only approximate amounts because of the subjective judgement involved in developing such
information. Accordingly, this information may not necessarily represent the present financial condition of Equinor or its expected future results.
For further information regarding the reserves estimation requirement, see note 12 Property, plant and equipment - Estimation uncertainty regarding determining oil and gas reserves and Estimation uncertainty; Proved oil and gas reserves in the annual report
on Form 20-F for 2023.
There have been no incidents since 31 December 2023, which would cause a significant change in the estimated proved reserves or
any other numbers presented in this report.
Proved oil and gas reserves
Equinor's proved oil and gas reserves have been estimated by its qualified professionals in accordance with industry standards under
the requirements of the SEC, Rule 4-10 of Regulation S-X. Statements of reserves are forward-looking statements. Proved oil and gas
reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable
certainty to be economically producible—from a given date forward, from known reservoirs,

and under existing economic conditions,
operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless
evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the
estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will
commence the project within a reasonable time.
The determination of these proved reserves is part of an ongoing process subject to continual revision as additional information
becomes available. Estimates of proved reserves quantities are dynamic and change over time as new information becomes
available. Moreover, identified reserves and contingent resources that may become proved in the future are excluded from the estimates of proved reserves.
Equinor's estimated proved reserves are recognised under various forms of contractual agreements, including PSAs where Equinor's
share of reserves can vary due to commodity prices or other factors. Reserves from agreements such as PSAs are based on the
volumes to which Equinor has access (cost oil and profit oil), limited to available market access.

At 31 December 2023, 5% of total
proved reserves were related to such agreements, representing 10% of the oil, condensate and NGL reserves and 1% of the gas
reserves. This compares with 5% and 6% of total proved reserves for 2022 and 2021, respectively. Net entitlement oil and gas production from fields with such agreements was 44 million boe during 2023, compared to 44 million boe for 2022 and 49 million boe
for 2021. Equinor participates in such agreements in Algeria, Angola, Azerbaijan, Brazil,

Libya and Nigeria.
Equinor is recording, as proved reserves, volumes equivalent to our tax liabilities under negotiated fiscal arrangements (PSAs) where
the tax is paid on behalf of Equinor. Reserves are net of royalty volumes in the USA and net of royalty paid in-kind in PSA fields. The estimated proved reserves do not include quantities consumed during production.
Rule 4-10 of Regulation S-X requires that the estimation of reserves shall be based on existing economic conditions, including a 12-
month average price determined as an unweighted arithmetic average of the first-of-the month price for each month within the
reporting period, unless prices are defined by contractual arrangements. Volume weighted average prices for the total Equinor portfolio, and the Brent blend price, are presented in the following table:

Equinor 2023 Oil and gas reserves report

Volume weighted average prices

Brent blend Oil Condensate NGL
Natural gas

At 31 December (USD/boe) (USD/boe) (USD/boe) (USD/boe) (USD/mmbtu)
2023 83.27 80.86 72.70 40.27 11.02
2022 101.24 100.30 90.79 56.23 30.66
2021 69.22 67.61 65.02 47.17 11.89
Lower commodity prices affected the profitable reserves to be recovered from accumulations, resulting in decreased proved reserves.
The negative revisions due to lower prices are in general a result of earlier economic cut-off. For PSA fields the effect of lower prices
is to some degree offset by increased entitlement to the reserves. These changes are all included in the revision category, resulting in
a net decrease of Equinor’s estimated proved reserves at year end.
From the NCS, Equinor is responsible for managing, transporting and selling the Norwegian State's oil and gas on behalf of the SDFI.
These volumes are sold in conjunction with the Equinor reserves. As part of this arrangement, Equinor delivers and sells gas to
customers in accordance with various types of sales contracts on behalf of the SDFI. In order to fulfil the commitments, Equinor
utilises a field supply schedule which provides the highest possible total value for the joint portfolio of oil and gas between Equinor and
the SDFI.
Equinor and the SDFI receive income from the joint gas sales portfolio based upon their respective share in the supplied volumes. For
sales of the SDFI gas, to Equinor and to third parties, the payment to the Norwegian State is based on achieved prices, a net back
formula calculated price or market value. All of the Norwegian State's oil and NGL is acquired by Equinor. The price Equinor pays to the SDFI for the crude oil is based on market reflective prices. The prices for NGL are either based on achieved prices, market value
or market reflective prices. The regulations of the owner's instruction may be changed or withdrawn by the Equinor ASA's general
meeting.
Topic 932 requires the presentation of reserves and certain other supplemental oil and gas disclosures to be by geographic area, defined as country or continent containing 15% or more of total proved reserves. At 31 December

2023, Norway is the only country in
this category, with 64% of the total estimated proved reserves. The USA contains close to 15% of the total proved reserves at 31
December 2023 and has been close to this level for several years. Management has therefore determined that the most meaningful
presentation of geographical areas in 2023 would be Norway, the USA, and the continents of Eurasia excluding Norway, Africa, and
Americas excluding USA.
Proved reserves movements
The largest relative changes in the proved reserves within a geographic area compared to the previous year for each of the last three
years, are summarised below. All changes shown in the table Net proved reserves (in million boe) that represent 10% or more of the net estimated proved reserves in million boe at the beginning of each year are discussed.
Proved reserves movements 2023
Eurasia excluding Norway
The increase of 117 million boe in extensions and discoveries in Eurasia excluding Norway is the result of the sanctioning of the
Rosebank field in the UK. Purchase of reserves-in-place of 31 million boe is the result of the purchase of Suncor Energy UK Limited
which included a working interest in the producing Buzzard field. Sale of reserves-in-place of

11 million boe is the result of the sale of
our share in the Corrib field in Ireland.
Africa
The increase of 34 million boe in the revisions and increased recovery category is the sum of several smaller positive revisions on
most fields in this area, mainly related to positive reservoir performance and new planned wells.

Lower commodity prices also resulted
in an increase of 9 million boe through increased entitlement volumes, which is included in this category.
USA
The increase of 147 million boe in extensions and discoveries in the USA is the result of new wells drilled in previously unproven
areas in our onshore developments in the Appalachian basin assets and sanctioning of the Sparta field in the Gulf of Mexico.
Americas excluding USA
The increase of 239 million boe in extensions and discoveries in the Americas excluding USA is mainly the result of the sanctioning of
the Raia discovery offshore Brazil. This category also includes some additions through drilling of new wells in previously unproven
areas in our onshore developments in Argentina and in the Roncador field in Brazil. From 2023 all our equity accounted assets in this
region have been reclassified to consolidated companies. This reclassification is presented as a negative revision of 24 million boe of
reserves in the equity accounted assets, and as a positive revision of 24 million boe of reserves in the consolidated companies.

Equinor 2023 Oil and gas reserves report

Proved reserves movements 2022
Eurasia excluding Norway
The net decrease of 14 million boe in revisions and improved recovery in Eurasia excluding

Norway is the combined effect of mainly
negative revisions based on reduced production potential, and reduced entitlement volumes resulting from higher commodity prices.
Purchase of the UK part of the Statfjord field is the main reason for the increase of

15 million boe through purchases of reserves-in-
place in this area. Exit from our Russian joint arrangements reduced the proved reserves in both consolidated (10 million boe) and
equity accounted (76 million boe) companies and is included as a sale of reserves-in-place.
Africa
The net effect of revisions and improved recovery of 29 million boe in Africa is the combined effect of 46 million boe in positive
revisions resulting from both longer economic lifetime with higher commodity prices as well as extended contract and longer technical
lifetime on some fields, and negative revisions of 17 million boe related to reduced entitlement volumes with higher commodity prices.

USA
The increase of 89 million boe in extensions and discoveries in the USA is the result of new wells drilled in previously unproven areas
in our onshore developments in the Appalachian basin assets.
Americas excluding USA
The increase of 9 million boe in extensions and discoveries in the Americas excluding USA is the result of new wells drilled in
previously unproven areas in our onshore developments in Argentina.
Proved reserves movements 2021
Norway
The increase of 465 million boe in revisions and improved recovery in Norway was the combined effect of positive revisions following
increased certainty in the ultimate recovery at many fields, prolonged economic lifetime at several fields due to higher commodity
prices, and decisions to install low pressure production facilities increasing the future recovery at the Oseberg and Ormen Lange
fields.
Eurasia excluding Norway
The net decrease of 16 million boe in equity accounted assets in the revisions and improved recovery category was related to proved
reserves in Russia, where negative revisions of 35 million boe due to reduced production potential in some areas was partially offset
by positive revisions based on increased certainty in the expected ultimate recovery in other areas.
USA
The increase of 78 million boe in revisions and improved recovery was the combined effect of positive revisions following increased certainty in the ultimate recovery, and prolonged economic lifetime at several fields mainly due to higher commodity prices. Sales of reserves-in-place of 89 million boe was a result of the divestment of our interests in the Bakken assets which was completed in 2021.
Americas excluding USA
The increase of 62 million boe in revisions and improved recovery was mainly related to proved reserves in Brazil and is the combined
effect of positive revisions following increased certainty in the ultimate recovery, and prolonged economic lifetime due to higher commodity prices. The increase of 210 million boe in extensions and discoveries was the result of sanctioning of the Bacalhau
development in Brazil, and the 14 million boe of equity accounted additions in the same category represent drilling of new wells in
previously unproven areas at the Bandurria Sur development in Argentina.
The following tables present the estimated oil, condensate, NGL and natural gas proved reserves at 31 December

2020 through 2023
and the changes therein. From 2023 all our assets are classified as consolidated companies.

Equinor 2023 Oil and gas reserves report

Consolidated companies Equity accounted
Net proved oil and condensate
reserves
(in million boe) Norway
Eurasia
excludin
g
Norway
1
Africa USA
America
s
excludin
g USA Subtotal
Eurasia
excludin
g
Norway
America
s
excludin
g USA Subtotal Total
At 31 December 2020 1,329 143 131 287 287 2,177 50 5 55 2,232
Revisions and improved recovery 153 (15) 18 23 61 240 17 0 17 257
Extensions and discoveries 14 0 - 1 210 225 2 12 14 239
Purchases of reserves-in-place - - - - - - - - - -
Sales of reserves-in-place - - - (57) (6) (63) - - - (63)
Production (200) (15) (32) (37) (19) (303) (5) (2) (7) (310)
At 31 December 2021 1,296 114 116 217 533 2,276 64 15 79 2,355
Revisions and improved recovery 133 (15) 40 32 3 192 0 (0) (0) 192
Extensions and discoveries 67 - - 1 - 68 - 7 7 75
Purchases of reserves-in-place 10 5 - - - 15 - - - 15
Sales of reserves-in-place (25) (10) - - - (35) (62) - (62) (97)
Production (188) (11) (32) (33) (23) (287) (1) (3) (4) (291)
At 31 December 2022 1,292 83 123 217 513 2,228 - 19 19 2,248
Revisions and improved recovery
2
67 7 30 52 33 190 - (19) (19) 170
Extensions and discoveries 0 106 1 51 114 273 - - - 273
Purchases of reserves-in-place - 31 - - - 31 - - - 31
Sales of reserves-in-place (12) - - - - (12) - - - (12)
Production (202) (15) (32) (40) (39) (327) - - - (327)
At 31 December 2023 1,146 213 123 280 622 2,384 - - - 2,384
Proved developed oil and
condensate reserves
At 31 December 2020 654 54 110 217 202 1,237 8 5 13 1,249
At 31 December 2021 702 47 104 161 205 1,218 22 10 31 1,249
At 31 December 2022 731 35 107 161 203 1,236 - 12 12 1,249
At 31 December 2023 720 57 107 201 211 1,296 - - - 1,296
Proved undeveloped oil and
condensate reserves
At 31 December 2020 676 88 21 70 86 940 42 0 42 982
At 31 December 2021 594 67 13 56 328 1,058 42 5 47 1,105
At 31 December 2022 562 48 17 56 309 992 - 7 7 999
At 31 December 2023 426 156 16 79 410 1,089 - - - 1,089
1) Volumes related to the planned exit from Azerbaijan are included in the proved oil and gas reserves

at year end 2023.
2) From 2023 all our equity accounted assets have

been reclassified to consolidated companies.

Equinor 2023 Oil and gas reserves report

Consolidated companies Equity accounted
Net proved NGL reserves

(in million boe) Norway
Eurasia
excludin
g
Norway Africa USA
America
s
excludin
g USA Subtotal
Eurasia
excludin
g
Norway
America
s
excludin
g USA Subtotal Total
At 31 December 2020 208 0 17 53 - 278 - - - 278
Revisions and improved recovery 31 0 (1) 14 - 44 - - - 44
Extensions and discoveries 1 - - 4 - 5 - - - 5
Purchases of reserves-in-place - - - - - - - - - -
Sales of reserves-in-place - - - (17) - (17) - - - (17)
Production (38) (0) (3) (9) - (49) - - - (49)
At 31 December 2021 202 0 14 45 - 261 - - - 261
Revisions and improved recovery 13 0 (3) 13 - 23 - - - 23
Extensions and discoveries 26 - - 10 - 37 - - - 37
Purchases of reserves-in-place 4 3 - - - 7 - - - 7
Sales of reserves-in-place (3) - - - - (3) - - - (3)
Production (34) (0) (2) (8) - (45) - - - (45)
At 31 December 2022 209 3 8 60 - 280 - - - 280
Revisions and improved recovery 4 (1) 1 (1) - 3 - - - 3
Extensions and discoveries 1 2 - 12 - 15 - - - 15
Purchases of reserves-in-place - - - - - - - - - -
Sales of reserves-in-place (4) - - - - (4) - - - (4)
Production (29) (0) (2) (10) - (42) - - - (42)
At 31 December 2023 180 3 7 61 - 251 - - - 251
Proved developed NGL reserves
At 31 December 2020 141 0 15 47 - 204 - - - 204
At 31 December 2021 160 0 12 37 - 209 - - - 209
At 31 December 2022 149 3 8 51 - 210 - - - 210
At 31 December 2023 124 1 7 51 - 182 - - - 182
Proved undeveloped NGL
reserves
At 31 December 2020 66 (0) 2 6 - 74 - - - 74
At 31 December 2021 42 - 2 8 - 52 - - - 52
At 31 December 2022 60 0 0 9 - 70 - - - 70
At 31 December 2023 57 2 1 10 - 69 - - - 69

Equinor 2023 Oil and gas reserves report

Consolidated companies Equity accounted
Net proved natural gas reserves

(in billion cf) Norway
Eurasia
excludin
g
Norway Africa USA
America
s
excludin
g USA Subtotal Norway
Eurasia
excludin
g
Norway
America
s
excludin
g USA Subtotal Total
At 31 December 2020 12,714 49 227 2,171 7 15,169 - 264 3 267 15,436
Revisions and improved
recovery 1,576 46 (23) 231 7 1,837 - (183) 1 (182) 1,656
Extensions and discoveries 23 - - 313 - 337 - - 11 11 348
Purchases of reserves-in-
place
- - - - - - - - - - -
Sales of reserves-in-place - - - (87) - (87) - - - - (87)
Production (1,500) (20) (41) (396) (8) (1,966) - (3) (1) (5) (1,971)
At 31 December 2021 12,813 75 163 2,233 6 15,289 - 78 14 92 15,381
Revisions and improved
recovery 720 3 (44) 23 11 713 - 0 6 6 720
Extensions and discoveries 494 - - 434 - 928 - - 9 9 937
Purchases of reserves-in-
place
41 40 - - - 81 - - - - 81
Sales of reserves-in-place (79) - - - - (79) - (78) - (78) (157)
Production (1,608) (23) (28) (346) (7) (2,012) - (0) (2) (3) (2,015)
At 31 December 2022 12,380 94 91 2,344 10 14,920 - - 26 26 14,946
Revisions and improved
recovery
1
480 (11) 16 (185) 53 353 - - (26) (26) 327
Extensions and discoveries 11 52 - 465 700 1,228 - - - - 1,228
Purchases of reserves-in-
place
- - - - - - - - - - -
Sales of reserves-in-place (51) (59) - - - (110) - - - - (110)
Production (1,515) (5) (32) (357) (11) (1,920) - - - - (1,920)
At 31 December 2023 11,306 72 74 2,267 752 14,471 - - - - 14,471
Proved developed natural
gas reserves
At 31 December 2020 7,863 49 199 1,681 7 9,799 - 123 3 126 9,926
At 31 December 2021 11,145 75 145 1,845 5 13,217 - 19 9 28 13,244
At 31 December 2022 10,294 89 91 1,921 8 12,403 - - 17 17 12,420
At 31 December 2023 9,131 16 70 1,859 42 11,118 - - - - 11,118
Proved undeveloped natural
gas reserves
At 31 December 2020 4,851 0 28 490 - 5,369 - 141 0 141 5,510
At 31 December 2021 1,667 - 17 387 0 2,072 - 59 5 64 2,136
At 31 December 2022 2,087 5 - 423 2 2,517 - - 9 9 2,526
At 31 December 2023 2,175 55 4 408 710 3,353 - - - - 3,353
1) From 2023 all our equity accounted assets have

been reclassified to consolidated companies.

Equinor 2023 Oil and gas reserves report

Consolidated companies Equity accounted
Net proved reserves

(in million boe) Norway
Eurasia
excludin
g
Norway
1
Africa USA
America
s
excludin
g USA Subtotal
Eurasia
excludin
g
Norway
America
s
excludin
g USA Subtotal Total
At 31 December 2020 3,802 151 189 727 289 5,158 97 5 102 5,260
Revisions and improved recovery 465 (6) 13 78 62 611 (16) 1 (15) 596
Extensions and discoveries 19 0 - 61 210 290 2 14 16 306
Purchases of reserves-in-place - - - - - - - - - -
Sales of reserves-in-place - - - (89) (6) (96) - - - (96)
Production (505) (18) (42) (117) (20) (703) (6) (2) (8) (710)
At 31 December 2021 3,781 127 159 660 534 5,261 77 18 95 5,356
Revisions and improved recovery 275 (14) 29 49 4 343 0 1 1 344
Extensions and discoveries 181 - - 89 - 269 - 9 9 278
Purchases of reserves-in-place 21 15 - - - 36 - - - 36
Sales of reserves-in-place (42) (10) - - - (52) (76) - (76) (128)
Production (508) (16) (40) (103) (24) (691) (1) (3) (5) (695)
At 31 December 2022 3,708 103 148 694 514 5,167 - 24 24 5,191
Revisions and improved recovery
2
157 4 34 18 43 256 - (24) (24) 232
Extensions and discoveries 3 117 1 147 239 507 - - - 507
Purchases of reserves-in-place - 31 - - - 31 - - - 31
Sales of reserves-in-place (25) (11) - - - (35) - - - (35)
Production (501) (16) (40) (114) (41) (711) - - - (711)
At 31 December 2023 3,341 229 144 745 756 5,214 - - - 5,214
Proved developed reserves
At 31 December 2020 2,196 63 161 564 203 3,187 30 5 35 3,222
At 31 December 2021 2,847 60 141 527 206 3,782 25 12 36 3,818
At 31 December 2022 2,714 53 131 554 205 3,656 - 16 16 3,672
At 31 December 2023 2,470 61 126 583 219 3,459 - - - 3,459
Proved undeveloped reserves
At 31 December 2020 1,606 88 28 163 86 1,971 67 0 67 2,038
At 31 December 2021 934 67 18 133 328 1,479 53 6 59 1,538
At 31 December 2022 994 50 17 140 310 1,510 - 9 9 1,519
At 31 December 2023 871 168 18 162 537 1,755 - - - 1,755
1) Volumes related to the planned exit from Azerbaijan are included in the proved oil and gas reserves

at year end 2023.
2) From 2023 all our equity accounted assets have

been reclassified to consolidated companies.

Equinor 2023 Oil and gas reserves report

The conversion rates used in this table are 1 standard cubic meter = 35.3 standard cubic feet,

1 standard cubic meter oil equivalent =
6.29 barrels of oil equivalent (boe) and 1,000 standard cubic meter gas = 1 standard cubic meter oil equivalent.
Standardised measure of discounted future net cash flows relating to proved oil and gas reserves
The table below shows the standardised measure of future net cash flows relating to proved reserves. The analysis is computed in
accordance with Topic 932, by applying average market prices as defined by the SEC, year end costs, year end statutory tax rates and a discount factor of 10% to year end quantities of net proved reserves. The standardised measure of discounted future net cash
flows is a forward-looking statement.
Future price changes are limited to those provided by existing contractual arrangements at the end of each reporting year. Future
development and production costs are those estimated future expenditures necessary to develop and produce year end estimated
proved reserves based on year end cost indices, assuming continuation of year end economic conditions.

Pre-tax future net cash flow
is net of decommissioning and removal costs. Estimated future income taxes are calculated by applying the appropriate year end
statutory tax rates. These rates reflect allowable deductions and tax credits and are applied to estimated future pre-tax net cash flows,
less the tax basis of related assets. Discounted future net cash flows are calculated using a discount rate of 10% per year.
Discounting requires a year-by-year estimate of when future expenditures will be incurred and when reserves will be produced. The
standardised measure of discounted future net cash flows prescribed under Topic 932 requires assumptions as to the timing and amount of future development and production costs and income from the production of proved reserves. The information does not
represent management's estimate or Equinor's expected future cash flows or the value of its proved reserves and therefore should not
be relied upon as an indication of Equinor’s future cash flow or value of its proved reserves.
At 31 December 2023
(in USD million) Norway
Eurasia
excluding
Norway
1
Africa USA
Americas
excluding
USA Total
Consolidated companies
Future net cash inflows 261,852 18,468 11,062 27,256 55,255 373,892
Future development costs (14,383) (4,297) (807) (3,460) (6,556) (29,502)
Future production costs (52,468) (8,217) (3,304) (9,521) (23,769) (97,279)
Future income tax expenses (161,063) (2,254) (2,625) (2,537) (6,875) (175,352)
Future net cash flows 33,938 3,701 4,327 11,738 18,055 71,759
10% annual discount for estimated timing of cash flows (12,395) (2,230) (1,047) (4,296) (9,710) (29,677)
Standardised measure of discounted future net

cash flows
21,543 1,471 3,280 7,443 8,346 42,082
Equity accounted investments
2
Standardised measure of discounted future net

cash flows
- - - - - -
Total standardised measure of discounted future net cash flows including equity accounted investments 21,543 1,471 3,280 7,443 8,346 42,082
1) Volumes related to the planned exit from Azerbaijan are included in the proved oil and gas reserves

at year end 2023.
2) From 2023 all our equity accounted assets

have been reclassified to consolidated companies.

Equinor 2023 Oil and gas reserves report

At 31 December 2022
(in USD million) Norway
Eurasia
excluding
Norway Africa USA
Americas
excluding
USA Total
Consolidated companies
Future net cash inflows 620,024 11,225 13,955 35,382 50,744 731,330
Future development costs (15,595) (1,795) (1,012) (1,388) (3,830) (23,620)
Future production costs (60,837) (4,356) (3,706) (8,736) (19,807) (97,442)
Future income tax expenses (449,351) (1,725) (3,864) (5,402) (5,122) (465,465)
Future net cash flows 94,241 3,348 5,374 19,855 21,984 144,803
10% annual discount for estimated timing of

cash flows
(36,714) (954) (1,275) (7,124) (10,633) (56,701)
Standardised measure of discounted future net

cash flows
57,527 2,394 4,099 12,731 11,351 88,102
Equity accounted investments
Standardised measure of discounted future net

cash flows
- - - - 316 316
Total standardised measure of discounted future net cash flows including equity accounted investments 57,527 2,394 4,099 12,731 11,667 88,418
At 31 December 2021
(in USD million) Norway
Eurasia
excluding
Norway Africa USA
Americas
excluding
USA Total
Consolidated companies
Future net cash inflows 287,382 8,705 9,619 21,486 35,236 362,429
Future development costs (10,999) (1,947) (685) (1,112) (4,186) (18,928)
Future production costs (53,251) (4,196) (3,380) (7,269) (16,782) (84,878)
Future income tax expenses (178,370) (352) (2,138) (2,686) (2,979) (186,525)
Future net cash flows 44,763 2,209 3,416 10,420 11,289 72,097
10% annual discount for estimated timing of

cash flows
(18,051) (652) (707) (3,406) (5,842) (28,658)
Standardised measure of discounted future net

cash flows
26,711 1,557 2,709 7,014 5,447 43,439
Equity accounted investments
Standardised measure of discounted future net

cash flows
- 224 - - 126 350
Total standardised measure of discounted future net cash flows including equity accounted investments 26,711 1,782 2,709 7,014 5,573 43,789

Equinor 2023 Oil and gas reserves report

Changes in the standardised measure of discounted

future net cash flows from proved reserves
(in USD million) 2023 2022 2021
Consolidated companies
Standardised measure at 1 January 88,418 43,439 18,209
Net change in sales and transfer prices and in production

(lifting) costs related to future production
(224,133) 231,555 126,974
Changes in estimated future development costs (4,940) (4,739) (5,915)
Sales and transfers of oil and gas produced during

the period, net of production cost
(43,225) (91,580) (43,998)
Net change due to extensions, discoveries,

and improved recovery
3,794 15,928 7,734
Net change due to purchases and sales of

minerals in place
710 386 (2,280)
Net change due to revisions in quantity estimates 11,706 34,325 17,080
Previously estimated development costs incurred during

the period
8,101 6,691 6,619
Accretion of discount 35,905 15,063 4,078
Net change in income taxes 165,746 (162,965) (85,062)
Total change in the standardised measure during the year (46,336) 44,663 25,230
Standardised measure at 31 December 42,082 88,102 43,439
Equity accounted investments
1
Standardised measure at 31 December - 316 350
Standardised measure at 31 December including

equity accounted investments
2
42,082 88,418 43,789
1) From 2023 all our equity accounted assets have

been reclassified to consolidated companies.
2) Volumes related to the planned exit from Azerbaijan are included in the proved oil and gas reserves

at year end 2023.
In this table each line item presents the sources of changes in the standardised measure of value on a discounted basis, with the
accretion of discount line item reflecting the increase in the net discounted value of the proved oil and gas reserves due to the fact that
the future cash flows are now one year closer in time. From 2023 all our assets are classified as consolidated companies.
The standardised measure at the beginning of the year represents the discounted net present value after deductions of both future
development costs, production costs and taxes. The line item Net change in sales and transfer prices and in production (lifting) costs
related to future production is, on the other hand, related to the future net cash flows at 31 December 2022. The proved reserves at 31
December 2022 were multiplied by the actual change in price, and change in unit of production costs,

to arrive at the net effect of
changes in price and production costs. Development costs and taxes are reflected in the line items Change in estimated future
development costs and Net change in income taxes and are not included in the Net change in sales and transfer prices and in
production (lifting) costs related to future production.

Equinor 2023 Oil and gas reserves report

Terms

and abbreviations
Organisational abbreviations

●

ACG - Azeri-Chirag-Gunashli
●

CLOV – Cravo, Lirio, Orquidea and Violeta
●

LPG - Liquefied petroleum gas
●

NCS - Norwegian continental shelf
●

NGL - Natural gas liquids
●

OECD - Organisation of Economic Co-Operation

and Development
●

PDO - Plan for development and operation
●

PSA - Production sharing agreement
●

SDFI - Norwegian State's Direct Financial Interest
●

SEC - US Securities and Exchange Commission
●

UK – United Kingdom
●

USA - United States of America
●

USD - United States dollar
Measurement abbreviations etc.
●

bbl - barrel
●

mmbbl - million barrels
●

boe - barrels of oil equivalent
●

mmboe - million barrels of oil equivalent
●

cf - cubic feet
●

mmmcf - billion cubic feet
●

mmbtu - million british thermal units
●

bcm - billion cubic metres of natural gas
●

one billion - one thousand million
Equivalent measurements are based upon
●

1 barrel equals 0.134 tonnes of oil (33 degrees

API)
●

1 barrel equals 0.159 standard cubic metres
●

1 barrel of oil equivalent equals 1 barrel

of crude oil
●

1 barrel of oil equivalent equals 159 standard

cubic metres of natural gas
●

1 barrel of oil equivalent equals 5,612 cubic

feet of natural gas
●

1 barrel of oil equivalent equals 0.0837 tonnes

of NGLs
●

1 billion standard cubic metres of natural gas equals

1 million standard cubic metres of oil equivalent
●

1 cubic metre equals 35.3 cubic feet
●

1 cubic metre of natural gas equals 1 standard

cubic metre of natural gas
●

1,000 standard cubic meter gas equals 1 standard

cubic meter oil equivalent
●

1,000 standard cubic metres of natural gas equals

6.29 boe
●

1 standard cubic foot equals 0.0283 standard

cubic metres
●

1 standard cubic foot equals 1000 British thermal units

(btu)
●

1 tonne of NGLs equals 1.9 standard

cubic metres of oil equivalent
Miscellaneous terms
●

Appraisal well: A well drilled to establish the extent

and the size of a discovery.
●

Barrels of oil equivalent (boe): A measure to quantify

crude oil, natural gas liquids and natural gas

amounts using the same basis. Natural
gas volumes are converted to barrels on the basis

of energy content.
●

Condensates: The heavier natural gas components,

such as pentane, hexane, heptane and so forth, which

are liquid under atmospheric
pressure – also called natural gasoline or naphtha.
●

Development: The drilling, construction, and related activities following discovery that are necessary to

begin production of crude oil and
natural gas assets.
●

Equity and entitlement volumes of oil and gas:

Equity volumes represent volumes produced under

a production sharing agreement (PSA)
that correspond to Equinor's percentage ownership in

a particular field. Entitlement volumes, on the

other hand, represent Equinor's
share of the volumes distributed to the partners in

the field, which are subject to deductions

for, among other things, royalties and the
host government's share of profit oil. Under

the terms of a PSA, the amount of profit oil deducted

from equity volumes will normally
increase with the cumulative return on investment

to the partners and/or production from the

licence. The distinction between equity and
entitlement is relevant to most PSA regimes, whereas

it is not applicable in most concessionary regimes

such as those in Norway, the
United Kingdom, Canada and Brazil. The overview

of equity production provides additional information

for readers, as certain costs
described in the profit and loss analysis were

directly associated with equity volumes produced during

the reported years.
●

IOR (improved oil recovery): Actual measures resulting

in an increased oil recovery factor from

a reservoir as compared with the
expected value at a certain reference point in time.

IOR comprises both of conventional and emerging

technologies.
●

Liquids: Refers to oil, condensates and NGL.
●

LPG (liquefied petroleum gas): Consists primarily

of propane and butane, which turn liquid under

a pressure of six to seven atmospheres.
LPG is shipped in special vessels.

Equinor 2023 Oil and gas reserves report

●

Natural gas: Petroleum that consists principally of

light hydrocarbons. It can be divided into 1)

lean gas, primarily methane but often
containing some ethane and smaller quantities of

heavier hydrocarbons (also called sales gas) and

2) wet gas, primarily ethane, propane
and butane as well as smaller amounts of

heavier hydrocarbons; partially liquid under

atmospheric pressure.
●

NGL (natural gas liquids): Light hydrocarbons mainly

consisting of ethane, propane and butane which

are liquid under pressure at normal
temperature.
●

Petroleum: A collective term for hydrocarbons, whether

solid, liquid or gaseous. Hydrocarbons are compounds

formed from the elements
hydrogen (H) and carbon (C). The proportion

of different compounds, from methane and ethane up

to the heaviest components, in a
petroleum find varies from discovery to discovery. If a reservoir primarily contains light hydrocarbons, it is described as a gas field.

If
heavier hydrocarbons predominate, it is described

as an oil field. An oil field may feature free

gas above the oil and contain a quantity

of
light hydrocarbons, also called associated gas.
●

Proved reserves: Proved oil and gas reserves

are those quantities of oil and gas, which,

by analysis of geoscience and engineering data,
can be estimated with reasonable certainty to be

economically producible—from a given date forward,

from known reservoirs, and under
existing economic conditions, operating methods, and

government regulations—prior to the time at

which contracts providing the right to
operate expire, unless evidence indicates that renewal

is reasonably certain, regardless of whether deterministic

or probabilistic methods
are used for the estimation. The project to

extract the hydrocarbons must have commenced or

the operator must be reasonably certain
that it will commence the project within a

reasonable time.